Exhibit 99.1
News Release

For immediate release	For more information contact:
February 26, 2014	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

Digirad Corporation Reports Fourth Quarter and Year-End Financial Results

Continued Profitability; $1.4 Million in Operating Cash Flow during the Quarter

Suwanee, GA. - February 26, 2014 - Digirad Corporation (NASDAQ: DRAD) today reported fourth quarter earnings of $0.8 million, or $0.04 per diluted share, with total revenues of $12.5 million. Ending cash, cash equivalents and available-for-sale securities was $26.4 million.

Digirad President and CEO Matt Molchan said, “The financial results and the operational progress made by the organization in the fourth quarter continues to be right on track and illustrate how we can continue to generate profitability and cash from the business while implementing the framework and business discipline necessary to sustain growth for the future.

In DIS, we added customers and leveraged our resources more efficiently, and as a result, increased our margins in our operating hubs. In Diagnostic Imaging, we increased margins on system sales during the period, and for all of Digirad, as expected, we generated cash flow from operations and profits. Along with our results for the fourth quarter, we also recently announced the termination of the lease of our former headquarters, a move we think will save between $400,000 to $500,000 annually, showing that we continue to look for meaningful ways to right-size our business and squeeze efficiency from it.” Molchan added, “Our general expectation continues to be that we will be a net cash flow generator on an annual basis and will continue to deliver value back to shareholders via a growing business enterprise and a continued and sustainable dividend.”

The Company previously announced on February 3, 2014 a dividend of $0.05 per share that was paid on February 24, 2014, to shareholders of record on February 14, 2014.

Fourth Quarter 2013 Summary

•
Total revenue for the fourth quarter of 2013 was $12.5 million, compared to $13.0 million for the same period in the prior year. DIS revenue for the fourth quarter of 2013 was $9.3 million, compared to $8.5 million for the same period of the prior year, and Diagnostic Imaging revenue for the fourth quarter of 2013 was $3.3 million, compared to $4.5 million for the same period of the prior year.

•	Gross profit for the fourth quarter of 2013 was $3.7 million, or 29.4% of revenue, compared to $2.6 million, or 20.1% of revenue in the prior year quarter.

•
Net income for the fourth quarter of 2013 was $0.8 million, or $0.04 net income per diluted share, compared to a net loss of $1.9 million, or $0.10 net loss per diluted share, in the same period of the prior year.

•	Operating expenses for the fourth quarter of 2013 were $2.9 million, compared to $4.5 million in the same period in the prior year.

•
Cash, cash equivalents and available-for-sale securities totaled $26.4 million as of December 31, 2013. Cash, cash equivalents and available-for-sale securities totaled $25.9 million at September 30, 2013 and $27.2 million as of December 31, 2012.

Full-Year 2013 Summary

•
Total revenue for 2013 was $49.4 million, compared to $50.5 million for the same period in the prior year. DIS revenue for 2013 was $37.2 million, compared to $36.1 million for the same period of the prior year. Diagnostic Imaging revenue for 2013 was $12.2 million, compared to $14.4 million for the same period of the prior year.

•	Gross profit for 2013 was $14.1 million, or 28.6% of revenue, compared to $13.1 million, or 25.9% of revenue in the same period of the prior year.

•
Net income for 2013 was $0.3 million, or $0.01 net income per diluted share, compared to a net loss of $4.9 million, or $0.26 net loss per diluted share, in the same period of the prior year. Adjusted net income for 2013, excluding expenses incurred for nonrecurring items related to restructuring activities and the gain on sale of assets and associated license agreement, was $0.4 million, or $0.02 adjusted net income per diluted share, compared to an adjusted net loss of $4.9 million, or $0.26 adjusted net loss per diluted share, for the same period in the prior year.

•
Operating expenses for 2013 were $13.9 million, compared to $18.2 million in the same period in the prior year. Adjusted operating expenses, excluding expenses incurred for nonrecurring items related to restructuring activities and the gain on sale of assets and associated license agreement, for 2013 were $13.8 million, compared to the $18.2 million in the same period of the prior year. In addition to the restructuring costs and the gain on sale of assets and associated license agreement, operating expenses for 2013 included approximately $0.7 million in costs related to the proxy contest and subsequent litigation with the dissident shareholder group that was settled earlier in the year.

Conference Call Information
A conference call is scheduled for 1:00 p.m. EST today to discuss the results and management's outlook. The call may be accessed by dialing 877-941-2321 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

Use of Non-GAAP Financial Measures by Digirad Corporation
This Digirad news release presents the non-GAAP financial measures “adjusted operating expenses,” “adjusted net income (loss)”, “adjusted net income (loss) per diluted share” and “adjusted EBITDA”. The most directly comparable measure for these non-GAAP financial measures are operating expenses, net income (loss) and diluted net income (loss) per share. The Company has included below unaudited adjusted financial information for the quarters and years ended December 31, 2013 and 2012, which present the Company's results of operations after excluding restructuring charges and gain on the sale of assets and license agreement, and in the measure of adjusted EBITDA, interest, taxes, depreciation, amortization and stock-based compensation.

A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Digirad's financial condition and results of operations is included as Exhibit 99.2 to Digirad's report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2014.

About Digirad Corporation
Digirad delivers convenient, effective, and efficient diagnostic imaging solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology imaging and ultrasound services to physician practices, hospitals and imaging centers, and also sells medical diagnostic imaging systems for nuclear cardiology and general nuclear medicine applications. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company's ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

(Financial tables follow)

Digirad Corporation
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2013	2012	2013	2012

Revenues:
DIS	$9,268	$8,542	$37,171	$36,064
Diagnostic Imaging	3,259	4,475	12,205	14,449
Total revenues	12,527	13,017	49,376	50,513
Cost of revenues:
DIS	6,908	6,529	27,828	27,293
Diagnostic Imaging	1,931	3,878	7,432	10,128
Total cost of revenues	8,839	10,407	35,260	37,421

Gross profit	3,688	2,610	14,116	13,092
Total gross profit percentage	29.4%	20.1%	28.6%	25.9%
DIS gross profit percentage	25.5%	23.6%	25.1%	24.3%
Diagnostic Imaging gross profit percentage	40.7%	13.3%	39.1%	29.9%

Operating expenses:
Research and development	5	718	1,025	3,716
Marketing and sales	1,124	1,667	4,411	6,402
General and administrative	1,691	2,019	8,118	7,839
Amortization of intangible assets	53	49	231	233
Restructuring charges	35	—	1,728	—
Gain on sale of assets and license agreement	—	—	(1,568)	—
Total operating expenses	2,908	4,453	13,945	18,190

Income (loss) from operations	780	(1,843)	171	(5,098)

Other income (expense):
Interest and other income, net	11	19	63	101
Interest expense	(5)	(1)	(15)	(4)
Total other income	6	18	48	97

Income (loss) before income taxes	786	(1,825)	219	(5,001)
Income tax benefit (expense)	1	(34)	45	77
Net income (loss)	$787	$(1,859)	$264	$(4,924)

Net income (loss) per share – basic	$0.04	$(0.10)	$0.01	$(0.26)
Net income (loss) per share – diluted	$0.04	$(0.10)	$0.01	$(0.26)

Weighted average shares outstanding – basic	18,491	19,276	18,789	19,274
Weighted average shares outstanding – diluted	18,803	19,276	19,159	19,274

DIGIRAD CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of December 31,
(in thousands)	2013	2012

Assets
Current assets:
Cash and cash equivalents	$18,744	$19,514
Securities available-for-sale	7,673	7,679
Accounts receivable, net	5,430	6,329
Inventories, net	3,881	4,979
Other current assets	697	642
Restricted cash	244	244
Total current assets	36,669	39,387
Property and equipment, net	4,153	4,693
Intangible assets, net	353	584
Goodwill	184	184
Other assets	92	61
Total assets	$41,451	$44,909

Liabilities
Current liabilities:
Accounts payable	$611	$1,546
Accrued compensation	3,472	2,364
Accrued warranty	137	326
Deferred revenue	1,631	1,849
Other accrued liabilities	1,774	2,199
Total current liabilities	7,625	8,284
Other liabilities	440	176
Total liabilities	8,065	8,460

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Treasury stock	(5,728)	(2,086)
Additional paid-in capital	156,968	156,634
Accumulated other comprehensive income (loss)	(2)	17
Accumulated deficit	(117,854)	(118,118)
Total stockholders’ equity	33,386	36,449
Total liabilities and stockholders’ equity	$41,451	$44,909

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2013	2012	2013	2012

Total operating expenses	$2,908	$4,453	$13,945	$18,190
Restructuring charges(1)	(35)	—	(1,728)	—
Gain on sale of assets and license agreement(2)	—	—	1,568	—
Non-GAAP Adjusted operating expenses	$2,873	$4,453	$13,785	$18,190

Net income (loss)	$787	$(1,859)	$264	$(4,924)
Restructuring charges(1)	35	—	1,728	—
Gain on sale of assets and license agreement(2)	—	—	(1,568)	—
Income tax items(3)	—	—	—	—
Non-GAAP Adjusted net income (loss)	$822	$(1,859)	$424	$(4,924)

Net income (loss) per share - diluted	$0.04	$(0.10)	$0.01	$(0.26)
Restructuring charges(1)(4)	—	—	0.09	—
Gain on sale of assets and license agreement(2)(4)	—	—	(0.08)	—
Income tax items(3)(4)	—	—	—	—
Non-GAAP Adjusted net income (loss) per share - diluted(4)	$0.04	$(0.10)	$0.02	$(0.26)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2013	2012	2013	2012

Net income (loss)	$787	$(1,859)	$264	$(4,924)
Restructuring charges(1)	35	—	1,728	—
Gain on sale of assets and license agreement(2)	—	—	(1,568)	—
Depreciation and amortization	466	481	1,913	2,131
Stock-based compensation	40	159	340	630
Interest and other income, net	(11)	(19)	(63)	(101)
Interest expense	5	1	15	4
Income tax (benefit) expense	(1)	34	(45)	(77)
Non-GAAP Adjusted EBITDA	$1,321	$(1,203)	$2,584	$(2,337)

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging reporting segment.
(2) Reflects a nonrecurring gain related to the sale of assets associated with an uncommercialized surgical imaging system, and the licensing of certain existing Company technology.
(3) Reflects income tax effect for adjusted financial data.
(4) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year.

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013

Total operating expenses	$5,226	$4,425	$1,386	$2,908
Restructuring charges(1)	(1,004)	(610)	(79)	(35)
Gain on sale of assets and license agreement(2)	—	—	1,568	—
Non-GAAP Adjusted operating expenses	$4,222	$3,815	$2,875	$2,873

Net income (loss)	$(2,419)	$(616)	$2,512	$787
Restructuring charges(1)	1,004	610	79	35
Gain on sale of assets and license agreement(2)	—	—	(1,568)	—
Income tax items(3)	—	—	—	—
Non-GAAP Adjusted net income (loss)	$(1,415)	$(6)	$1,023	$822

Net income (loss) per share - diluted(4)	$(0.13)	$(0.03)	$0.14	$0.04
Restructuring charges(1)(4)	0.06	0.03	—	—
Gain on sale of assets and license agreement(2)(4)	—	—	(0.08)	—
Income tax items(3)(4)	—	—	—	—
Non-GAAP Adjusted net income (loss) per share - diluted(4)	$(0.07)	$—	$0.06	$0.04

	Three Months Ended
(in thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013

Net income (loss)	$(2,419)	$(616)	$2,512	$787
Restructuring charges(1)	1,004	610	79	35
Gain on sale of assets and license agreement(2)	—	—	(1,568)	—
Depreciation and Amortization	493	479	475	466
Stock-based Compensation	121	105	74	40
Interest and other income, net	(23)	(16)	(13)	(11)
Interest expense	1	4	5	5
Income tax benefit (expense)	32	(4)	(72)	(1)
Non-GAAP Adjusted EBITDA	$(791)	$562	$1,492	$1,321

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging reporting segment.
(2) Reflects a nonrecurring gain related to the sale of assets associated with an uncommercialized surgical imaging system, and the licensing of certain existing Company technology.
(3) Reflects income tax effect for adjusted financial data.
(4) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year.